Exhibit 99.(g)(2)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) is made as of the        day of May, 2007 by and among RMR Asia Real Estate Fund, a Massachusetts business trust (the “Fund”), RMR Advisors, Inc. (the “Advisor”) and MacarthurCook Investment Managers Limited (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are each registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment advisor and engage in the business of acting as an investment advisor;

WHEREAS, the Advisor is responsible for developing, implementing and supervising an investment program for the Fund, a non-diversified, closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to the Investment Advisory Agreement dated February 12, 2007 between the Fund and Advisor (the “Advisory Agreement”);

WHEREAS, the Fund desires to employ the Sub-Advisor for, and the Sub-Advisor desires to provide, investment advisory services to the Fund upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Investment Description, Appointment. The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Agreement and Declaration of Trust, as amended from time to time (“Charter”), its prospectus, including the statement of additional information (“Prospectus”) filed with the Securities and Exchange Commission (“SEC”) as part of the Fund’s Registration Statement on Form N-2, as amended from time to time (“Registration Statement”), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Fund (the “Board”). Copies of the Prospectus, the Registration Statement and the Charter have been or will be submitted to the Sub-Advisor. The Fund agrees to provide copies of all amendments to the Registration Statement and the Charter to the Sub-Advisor on an on-going basis. The Fund hereby appoints the Sub-Advisor to act as the sub-advisor to the Fund. The Sub-Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.                                       Services as Sub-Advisor. Subject to the supervision, direction and approval of the Board and the Advisor, the Sub-Advisor will:

(a)                                  manage the Fund’s holdings in accordance with the Fund’s investment objectives and policies as stated in the Charter, Prospectus, and directions from the Board provided to the Sub-Advisor;

(b)                                 make investment decisions for the Fund in accordance with the Fund’s investment objectives and policies as stated in the Charter, Prospectus, and directions from the Board provided to the Sub-Advisor;

(c)                                  place purchase and sale orders for portfolio transactions for the Fund;

(d)                                 provide research services to the Fund;

(e)                                  vote all proxies and respond to all corporate actions for portfolio securities in accordance with the Sub-Advisor’s written proxy voting policies and procedures, which policies and procedures (including amendments thereof) are to be approved by the Board, and provided to the Fund and the Advisor;

(f)                                    report regularly to the Advisor and to the Board and provide such information, and make appropriate persons available for the purpose of reviewing with representatives of the Advisor and the Board on a regular basis at reasonable times its activities hereunder, including without limitation, review of the general investment strategies of the Fund, the performance of the Fund in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and the placement and execution of portfolio transactions and provide various other reports and information from time to time as reasonably requested by the Advisor or the Board;

(g)                                 act upon reasonable instructions from the Advisor which, in the reasonable determination of the Sub-Advisor, are not inconsistent with the Sub-Advisor’s fiduciary duties under this Agreement;

(h)                                 comply with its obligations as a service provider to the Fund in accordance with Rule 38a-1 of the rules and regulation under the 1940 Act;

(i)                                     provide the Advisor with the reports, documents and evidence necessary for the Advisor to comply with its obligations as a service provider to the Fund in accordance with Rule 38a-1 of the rules and regulations under the 1940 Act;

(j)                                     maintain books and records with respect to the Fund’s securities transactions and render to the Advisor and the Board such periodic and special reports with respect thereto as they may request;

(k)                                  provide the necessary information and manage Fund assets in such a manner as to (i) enable the Fund to satisfy the requirements for qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) ensure the Fund’s compliance under Section 19(a) of the 1940 Act and the rules thereunder with respect to the required written statement to accompany certain dividend payments; and (iii) facilitate Fund compliance with reporting and other tax-related provisions of applicable law and the Fund policies and procedures; and

(l)                                     furnish the Advisor from time to time with copies of all material amendments to its Form ADV, if any.

In providing these services, the Sub-Advisor will (i) conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets, and (ii) conform with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities.

3.                                       Covenants of the Sub-Advisor. The Sub-Advisor shall:

(a)                                  fully cooperate in any regulatory investigation, examination, or inspection of the Fund. Subject to the approval of the Board, the Fund will reimburse the Sub-Advisor for expenses incurred in connection with such cooperation in the regulatory investigation, examination or inspection with respect to matters other than the Sub-Advisor’s performance of responsibilities and duties under this Agreement;

(b)                                 provide such information to the Fund and the Advisor as the Fund or the Advisor deems necessary for the Fund to comply with the 1940 Act and the rules and regulations thereunder and maintain the effectiveness of the Registration Statement;

(c)                                  promptly notify the Fund and the Advisor:  (1) in the event that the Sub-Advisor becomes aware of any event that makes any statement of a material fact relating to the Sub-Advisor in the Fund’s Registration Statement or any Prospectus contained therein (or any amendment or supplement to any of the foregoing) untrue or which requires the making of any additions to or changes in the Fund’s Registration Statement or Prospectus (or any amendment or supplement to any of the foregoing) in order to state a material fact relating to the Sub-Advisor required by the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, the Advisers Act, or the rules and regulations thereunder to be stated therein or necessary in order to make the statements relating to the Sub-Advisor therein (in the case of the Prospectus, in the light of the circumstances under which they were made), not misleading or of the necessity to amend or supplement the Registration Statement or the Prospectus (or any amendment or supplement to any of the foregoing) to comply with the 1933 Act, the 1940 Act, the Advisers Act, and the rules and regulations thereunder, or any other law or order of any court or regulatory body; or (2) if it (i) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment advisor; (ii) receives notice that a governmental authority, agency or body intends to investigate it under any law, rule, or regulation applicable to the Sub-Advisor in connection with its investment activities, including any routine examination or proceeding in the ordinary course of business; (iii) will cease to be a registered investment advisor under the Advisers Act; and (iv) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving the Sub-Advisor, its members, managers, officers or employees, that would affect the Sub-Advisor’s ability to perform under this Agreement;

(d)                                 promptly notify the Fund and the Advisor of (1) any change in the investment professionals of the Sub-Advisor providing services to the Fund hereunder; (2) any prospective change in approach to the Sub-Advisor’s management of the Fund’s assets; and (3) any other material change in the Sub-Advisor’s business activities or circumstances that could reasonably be expected to adversely affect the Sub-Advisor’s ability to discharge its obligations under this Agreement;

(e)                                  treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and pertaining to the Fund’s prior, current or potential shareholders with respect to their investment in the Fund, in a manner consistent with the Privacy Policy of the Fund set forth in the Registration Statement (as amended or supplemented from time to time) and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(f)                                    promptly notify the Fund of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(g)                                 notify the Fund of any change in the controlling shareholders of the Sub-Advisor, or any change in ownership constituting an “assignment” for purposes of the 1940 Act, immediately upon the occurrence or public disclosure of the anticipated occurrence of such change; and

(h)                                 procure the grant to the Fund of a royalty free license to the Fund and the Advisor to display the trademarked “MacarthurCook” logo during the term of this Agreement, on the condition that the Sub-Advisor is provided with a copy of any material in which the logo appears and if the use of the logo is reasonably deemed by the Sub-Adviser to be materially adverse to its reputation, such use shall cease.

4.                                       Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants that it is registered with the SEC under the Advisers Act. The Sub-Advisor will notify the Advisor immediately if the Sub-Advisor ceases to be so registered as an investment advisor. The Sub-Advisor further represents that the Sub-Advisor (a) is duly organized and validly existing under the laws of the country of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, and (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements or requirements under Australian law, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement. In addition, the Sub-Advisor represents that it has provided the Advisor and the Fund with a true and correct copy of the Sub-Advisor’s Form ADV in the entirety. The Sub-Advisor will furnish the Advisor from time to time with copies of all material amendments to its Form ADV, if any.

5.                                       Standard of Care. The Sub-Advisor shall give the Fund the benefit of its best judgment and effort in rendering services. The Sub-Advisor shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except those involving the Sub-Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or the reckless disregard of its obligations and duties under this Agreement.

6.                                       Advisor’s Covenants. The Advisor shall:

(a)                      if known to the Advisor, notify the Sub-Advisor of the existence of a material event of default by the Fund under a material agreement (including under any underwriting agreement), any material dispute to which the Fund is a party, any material litigation by or against the Fund, or any other material event involving the Fund in each case of which the

Advisor reasonably believes the Sub-Advisor ought to be made aware; and

(b)                     at the Sub-Advisor’s reasonable request, consult with the Sub-Advisor on the Sub-Advisor’s duties described in Section 2(k)(i) above.

7.                                       Services to Other Companies and Accounts. The Fund understands that the Sub-Advisor and its affiliates now act, will continue to act and may in the future act as investment advisor or fiduciary to other managed accounts and as investment advisor or property manager to other investment companies or trusts. Nothing in this Agreement shall prevent the Sub-Advisor or any director, officer, employee or other affiliate of the Sub-Advisor from acting as investment advisor, property manager, fiduciary or administrator for any other person, firm or corporation, or from engaging in any lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement and further provided that that whenever the Fund and one or more other clients advised by the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each client. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Advisor or any affiliate of the Sub-Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Sub-Advisor acknowledges that the 1940 Act and the Advisers Act contain provisions that apply to the activities of the affiliates of the Sub-Advisor and undertakes to take such steps and implement such procedures as are reasonably designed to ensure compliance with such provisions.

8.                                       Portfolio Transactions and Brokerage. Subject to the supervision of the Board, the Sub-Advisor is authorized, for the purchase and sale of the Fund’s portfolio securities and at the cost and expense of the Fund, to employ such securities dealers and brokers and to negotiate brokerage commissions on behalf of the Fund as may, in the judgment of the Sub-Advisor, implement the policy of the Fund to obtain the best net results taking into account such factors as:  the net price available; the reliability, integrity and financial condition of the broker; the size of and difficulty in executing the order; and the value of the expected contribution of the broker to the Fund’s investment performance on a continuing basis. The Fund understands that the cost of the brokerage commissions in any transaction may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the services offered. Subject to such policies and procedures as the Board may determine, the Sub-Advisor may cause the Fund to pay a broker that provides research services to the Sub-Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the research service provided by such broker viewed in terms of either that particular transaction or the Sub-Advisor’s ongoing responsibilities under this Agreement. The Fund understands that research and investment information provided at no cost to the Sub-Advisor by brokers that are paid by the Fund will be available to benefit other accounts advised by the Sub-Advisor and its affiliates. In the allocation of the Fund’s brokerage business the Sub-Advisor is authorized to consider (i) its use of statistical, research and other services furnished by brokers, and (ii) payments made by brokers effecting transactions for the Fund to other persons on the Fund’s behalf for services (such as custodial or professional fees). The Sub-Advisor acknowledges that brokerage and principal transactions between the Fund and the Sub-Advisor or its affiliates are strictly regulated under the 1940 Act, the Advisers Act, and the rules thereunder, and undertakes to take such steps and implement such procedures as are reasonably designed to ensure compliance with such provisions. Without limiting the foregoing, the Sub-Advisor undertakes to provide the Fund and the Advisor a report summarizing the Sub-Advisor’s allocation of the Fund’s brokerage transactions, including such information as the Board or the Advisor may reasonably request, on a quarterly basis or at such times as the Fund or the Advisor may reasonably request.

9.                                       Compensation of the Sub-Advisor. In consideration of the sub-advisory services rendered pursuant to this Agreement, the Advisor will pay to the Sub-Advisor from the “Advisory Fee” as defined in the Advisory Agreement an amount equal to 0.375% per annum of the value of the Fund’s managed assets as defined in the Prospectus. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Such fee will be due and payable by the Advisor in arrears within ten business days after the receipt thereof from the Fund.

10.                                 Fee Waiver. Pursuant to the Advisory Agreement, the Advisor has agreed to waive a portion of the Advisory Fees for a period of five (5) years following the closing of the Fund’s first public offering of common shares (the “Waiver Period”). Notwithstanding the provisions of the above Section 9, during the Waiver Period, the Sub-Advisor likewise agrees to waive a portion of the fee provided for in Section 9 such that during the Waiver Period, the fee payable to the Sub-Advisor should be equal to 0.25% per annum of the value of the Fund’s managed assets, which is to be payable in the same manner as in Section 9.

11.                                 Books and Records. In compliance with the requirements of Rule 31a-3 of the 1940 Act, the Sub-Advisor agrees that all books and records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Advisor or the Fund any such books, records or information upon the Advisor’s or the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

12.                                 Code of Ethics. The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-l(b), (c), (d), and (e) under the 1940 Act and will provide Advisor and the Fund with a copy of such code (including any amendments thereof). Within 45 days of the end of each calendar year during which this Agreement remains in effect, the chief compliance officer of the Sub-Advisor shall certify to the Fund that the Sub-Advisor has complied with the requirements of Rule 17j-1 during the previous year; and that there have been no material violations of the Sub-Advisor’s code of ethics or, if any such violation has occurred, the nature of such violation and of the action taken in response to such violation.

13.                                 Duration and Termination. This Agreement shall become effective on the date first set forth above and continue until the second anniversary of thereof. Thereafter, this Agreement will continue from year to year, or for such longer terms as may be approved by the Board (including a majority of the Trustees who are not “interested persons” of the Advisor, as defined by the 1940 Act) and as may be permitted by the 1940 Act, but only so long as such continuation is specifically approved at least as often as required by the 1940 Act, as it may be amended from time to time.

So long as the 1940 Act requires these provisions respectively:  (i) this Agreement may be terminated by the Fund at any time without penalty upon giving the Sub-Advisor sixty days’ notice and upon payment by the Advisor of any unpaid compensation to the Sub-Advisor described in Section 9, above, earned prior to such termination, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the voting securities of the Fund at the time outstanding and entitled to vote; or by the Sub-Advisor on 120 days’ prior notice to the Fund, (ii) this Agreement shall terminate automatically in the event of its assignment (as “assignment” is defined in the 1940 Act).

14.                                 Amendment. No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought.

15.                                 Non-Liability of Shareholders, Trustees, etc. and Indemnification.

(a)                      The Charter is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund, by the Trustees or by an officer or officers of the Fund in their capacity as such and not individually, and neither the shareholders nor the Fund’s Trustees nor any officers, employees or agents shall be liable thereunder and the Sub-Advisor shall look solely to the Fund’s assets for the payment of any claim hereunder or for the performance of the Fund’s duties created by this Agreement.

(b)                     Other than by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its or their duties, or by reason of the reckless disregard of its or their obligations and duties under this Agreement, none of the Sub-Advisor or any of its officers, members, partners, stockholders, agents or employees shall have any liability to the Fund or any shareholder of the Fund for any loss incurred in connection with recommendations or investments made or other action taken on behalf of the Fund due to errors of judgment or by reason of its advice, including action taken or omitted prior to a written notice of termination. The Sub-Advisor hereby indemnifies the Fund and Advisor and each of their respective trustees, directors, officers, members, managers, employees and agents for all damages, claims and/or losses occasioned by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

(c)                      Other than by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its or their duties, or by reason of the reckless disregard of its or their obligations and duties under such this Agreement, none of the Advisor or any of its officers, members, partners, stockholders, agents or employees shall have any liability to the Sub-Advisor for any loss incurred by the Sub-Advisor in connection with this Agreement. The Advisor hereby indemnifies the Sub-Advisor and each of its trustees, directors, officers, members, managers, employees and agents for all damages, claims and/or losses occasioned by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

16.                                 Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries, expenses or fees of affiliated persons (as defined in the 1940 Act) of the Sub-Advisor.

17.                                 Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts for contracts to be performed entirely therein without reference to choice of law principles and in accordance with the applicable provisions of the 1940 Act.

18.                                 Jurisdiction; Venue; Consent to Service of Process.

(a)                      Each of the Fund, the Advisor and Sub-Advisor (each, a “Party”) irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the District of Massachusetts or if such court will not accept jurisdiction, the Superior Court of the Commonwealth of Massachusetts, or any court of competent civil jurisdiction sitting in Massachusetts (all of the above courts, “Massachusetts Courts). In any action, suit or other proceeding brought in the Massachusetts Courts, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the Massachusetts Courts, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b)                     Each Party irrevocably consents to the service of process in the manner provided for the giving of notices pursuant to Section 19 of this Agreement. Nothing in this Section 18 shall affect the right of any Party to serve process in any other manner permitted by law.

19.                                 Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of notices and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.

The parties hereto have caused this Agreement to be executed as of the date and year first above written.

MACARTHURCOOK INVESTMENT	RMR ASIA REAL ESTATE FUND
MANAGERS LIMITED

By:	By:
Name: Matthew J. Wrigley	Name: Karen Jacoppo-Wood
Title: Chief Legal Officer	Title: Vice President

RMR ADVISORS, INC.

By:
Name: Mark L. Kleifges
Title: Treasurer

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